EXHIBIT 23.3

CONSENT OF KPMG LLP

[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Patch International Inc.

We consent to the use of our audit report dated September 21, 2007 on the consolidated balance sheet of Patch International Inc. (“the Company”) as at May 31, 2007, and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended May 31, 2007 included herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-4.

As discussed in Note 13 to the consolidated financial statements, as of June 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
April 15, 2008